Exhibit 99.B(d)(10)

AMENDMENT TO

INVESTMENT SUB-ADVISORY AGREEMENT
NEW COVENANT FUNDS

THIS AMENDMENT to the Investment Sub-Advisory Agreement for the New Covenant Funds between Parametric Portfolio Associates LLC (“Parametric”), a Delaware corporation, and SEI Investments Management Corporation, a Delaware corporation (the “Adviser”), is made effective as of the 12 day of January, 2016.

WHEREAS, Parametric and the Adviser previously entered into an Investment Sub-Advisory Agreement dated as of March 30, 2012 (the “Agreement”); and

WHEREAS, the parties desire to amend Section 2. of the Agreement; and

WHEREAS, the parties also desire to amend Schedule B of the Agreement;

NOW, THEREFORE, the parties to this Amendment, intending to be legally bound, agree as follows:

1.                                      Unless otherwise defined herein, capitalized terms shall have the meaning set forth in the Agreement.

2.                                      To the extent that the Agreement conflicts with this Amendment, the Amendment will control.

3.                                      Section 2. of the Agreement is hereby deleted in its entirety and restated as follows:

Additional Duties of the Sub-Adviser as Overlay Manager. Subject to the provisions of Section 1 of this Agreement, the Sub-Adviser shall provide the following additional investment advisory services with respect to the Assets of a Fund for which Sub-Adviser serves as Overlay Manager:

(a)                                 the Adviser shall inform Overlay Manager of the sub-advisers that will make purchase or sale recommendations with respect to the Assets of the Fund and the percentage of the Assets of the Fund that are allocated to each sub-adviser. The Adviser will also inform Overlay Manager if the Adviser will make purchase or sale recommendations with respect to the Assets of the Fund and the percentage of the Assets of the Fund that are allocated to Adviser. The Adviser shall deliver to Overlay Manager the purchase and sale recommendations of the Adviser and each sub-adviser in the form of model portfolios or otherwise as appropriate, at such times and in such manner as the Adviser deems appropriate.

(b)                                 Overlay Manager shall execute the purchase and sale recommendations of Adviser and each sub-adviser with respect to the portion of the Assets of each Fund allocated to Adviser or such sub-adviser, with discretion to determine the timing and manner of such execution and subject to any guidelines, limitations or restrictions provided by the Adviser in writing.

4.                                      Schedule B of the Agreement is deleted and replaced with Schedule B, attached hereto.

IN WITNESS WHEREOF, the parties have duly executed this Amendment to the Agreement on the date first above written.

SEI Investments Management Corporation	Parametric Portfolio Associates LLC

By:	By:

/s/ Stephen Beinhacker	/s/ Christine C. Smith

Name:	Name:

Stephen Beinhacker	Christine C. Smith

Title:	Title:

Managing Director	Chief Administrative Officer